    As filed with the Securities and Exchange Commission on August 16, 2002

                                                    Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        NEWPORT INTERNATIONAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                               23-3030650
-----------------------------------        ----------------------------------
(State or Other Jurisdiction of            (IRS Employer Identification No.)
Incorporation or Organization)

          11863 Wimbledon Circle, Suite 418, Wellington, Florida 33414
-------------------------------------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)


    Newport International Group, Inc. 2002 Stock Option and Stock Award Plan
-------------------------------------------------------------------------------
                            (Full title of the plan)


               Soloman Lam, President and Chief Executive Officer
                        Newport International Group, Inc.
                             11863 Wimbledon Circle
                                    Suite 418
                            Wellington, Florida 33414
-------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)


                                 (561) 389-6725
-------------------------------------------------------------------------------
          (Telephone Number, including Area Code, of Agent for Service)


                                   Copies to:
                              Nina S. Gordon, P.A.
                                Broad and Cassel
                                7777 Glades Road
                                    Suite 300
                            Boca Raton, Florida 33434
                                 (561) 218-8856
                           (561) 218-8978 (facsimile)


                         CALCULATION OF REGISTRATION FEE

--------------------------- ------------------------ ------------------------ ----------------------- --------------------
  TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM         PROPOSED MAXIMUM
      SECURITIES TO              AMOUNT TO BE          OFFERING PRICE PER       AGGREGATE OFFERING         AMOUNT OF
      BE REGISTERED             REGISTERED (1)              SHARE(2)                 PRICE(2)          REGISTRATION FEE
--------------------------- ------------------------ ------------------------ ----------------------- --------------------
      Common Stock,
     $.0001 par value          1,000,000 shares              $1.125               $1,125,000.00             $103.50
--------------------------- ------------------------ ------------------------ ----------------------- --------------------

(1) Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of securities to be offered as a result of any adjustment from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, and is based upon the average of the high and low prices of the Registrant's common stock on August 12, 2002.

================================================================================

                                EXPLANATORY NOTE

         We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register the shares of our common stock issuable pursuant to the 2002 Stock Option and Stock Award Plan.

         This Registration Statement also contains a reoffer prospectus, which has been prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act and pursuant to General Instruction C of Form S-8. The reoffer prospectus may be used for the reoffer and resale on a continuous or delayed basis of an aggregate of 1,000,000 shares of our common stock that are granted directly or that are issuable upon the exercise of options granted under the plan.

REOFFER PROSPECTUS

                        1,000,000 Shares of Common Stock

                        NEWPORT INTERNATIONAL GROUP, INC.

         We are registering 1,000,000 shares of common stock to be granted to our affiliates or that will be issuable to our affiliates upon the exercise of options granted under our 2002 Stock Option and Stock Award Plan.

         We will not receive any proceeds from the sale of these shares of common stock. We will pay the expenses of registering all of these shares for sale by the shareholders.

         The shareholders named in this prospectus may offer and sell these shares at any time using a variety of different methods. The actual number of shares sold and the prices at which they are sold will depend upon the market price at the time of those sales; therefore, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "NWPI." On August 12, 2002, the last reported sales price for our common stock on the OTC Bulletin Board was $1.05 per share.

         YOU SHOULD CAREFULLY CONSIDER THE SECTION TITLED "RISKS OF INVESTING IN NEWPORT SHARES" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                      ------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

                 THE DATE OF THIS PROSPECTUS IS AUGUST 16, 2002

                      ------------------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

SUMMARY......................................................................................................... 1

RISKS OF INVESTING IN NEWPORT SHARES............................................................................ 3

Company-Related Risks............................................................................................3

     We have no operating history and a significant accumulated deficit on which to base an investment decision in our business....................................................................................3

     We expect to continue to have both operating and net losses for the foreseeable future......................3

     We have raised limited capital and will need additional capital to commence our business....................3

     Currently there is only a limited trading market for our common stock, making it difficult for stockholders to sell our common stock.......................................................................4

Real Estate Development Risk Factors.............................................................................4

     We do not have the approximately $15.5 million needed to purchase the proposed properties and do not currently have sources of funding. .....................................................................4

     The success of the Sumter County project depends on the construction of an interchange with an interstate highway, which may not occur.....................................................................4

     We intend to acquire only two properties initially, which will increase the effect of any decline in the economy of Sumter County on us.......................................................................5

     We may not receive approval by regulators for our development applications, which would result in costly delays...............................................................................................5

     The project may not generate sufficient operating cash flow to meet operating expenses. ....................5

FORWARD-LOOKING STATEMENTS.......................................................................................6

USE OF PROCEEDS..................................................................................................6

SELLING STOCKHOLDERS.............................................................................................6

HOW THE SHARES MAY BE DISTRIBUTED................................................................................6

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................8

LEGAL MATTERS....................................................................................................8

EXPERTS..........................................................................................................8

INCORPORATION BY REFERENCE.......................................................................................8

WHERE YOU CAN FIND MORE INFORMATION..............................................................................9



                                     SUMMARY

NEWPORT INTERNATIONAL GROUP, INC.

         Newport intends to become a real estate holding company that will specialize in large-scale commercial, industrial and residential mixed-use property development. We do not currently own any real estate. Our present activities are limited to securing acquisition financing for the 2,300 acres located in Sumter County that we propose to acquire and develop and for the nine residential lots located in Wellington, Florida that we propose to acquire. Our management team includes professionals with experience in a wide range of real estate development, including design, budgeting, permitting, licensing, contracting, land use amendments, and developments of regional impact. We intend to commence operations by purchasing raw land and developing one large mixed-use development and select residential estates.

RECENT DEVELOPMENTS

         To date, we have raised approximately $666,000 in initial seed capital from friends and family members by selling our common stock and issuing a convertible debenture. We have used these funds to create our business plan and pay the expenses associated with creating and maintaining a company that files reports with the SEC. If we are unable to obtain sufficient financing, we will not purchase one or both of the properties. If we do not purchase the properties, we should have enough resources for the next 12 to 18 months.

         The aggregate purchase price of the properties is approximately $15.5 million. The purchase contract for the Sumter County property has been extended to September 30, 2002. Following the purchase of the Sumter County property, we anticipate spending an additional $1.0 million to complete our studies of the property and the rezoning, permitting and approval process. With respect to the Wellington property, we plan to spend approximately $600,000 for infrastructure.

         We plan to pay for these costs through the proceeds of debt and equity financings. We also plan to seek community development bonds to pay for infrastructure costs, which we estimate at $90-$100 million. Except as described below, we have not yet received a firm commitment for any financing and there can be no assurance that we will be able to obtain one. If adequate funds are not available, we may be required to delay or curtail our plans or obtain funds by entering into arrangements with collaborative partners or others who may require us to relinquish some of our rights to the properties.

         On June 21, 2002, Newport received a proposal for a loan commitment of $9,745,000 from Old Standard Insurance Company of Spokane, Washington. This amount consists of approximately $7,700,000 towards the total purchase price for the properties. The balance of the loan proceeds will be used as an interest reserve, for soft costs, and for various brokerage fees. The loan fee is 4% or $389,828. A 1% commitment fee of $97,457 is due immediately should Newport decide to proceed with this loan. There is also a $45,000 due diligence and appraisal fee, which includes a perimeter survey. The interest rate for this loan is fixed at 14% per annum, and the loan is payable in full within 24 months of the closing date. An exit fee of $487,285 is due if the loan is prepaid in full within 12 months, and an exit fee of $974,570 is due if the loan is prepaid in full after the first 12 months. By its terms, this loan commitment had to be accepted by Newport by June 28, 2002. Although Newport has not as of the date of this prospectus accepted the commitment, it believes that the lender will extend the commitment offer if Newport desires to accept it.

         Newport is also looking into alternative financing arrangements. In this regard, on July 2, 2002, Remington Financial Group of Philadelphia, Pennsylvania issued a term sheet for a $15,000,000 loan to Newport. The interest rate is fixed at 10% per annum.

         Newport is conducting its own due diligence on these financing proposals and will review the terms of all proposals before accepting any commitment.

         In April and May 2002, our President purchased three five-acre lots in Wellington, Florida, with the intention of selling them to Newport at a price equal to the President's cost, when Newport has the liquid funds available to purchase the lots. He has not yet purchased the remaining six lots that he had under contract and these contracts have expired. Newport believes that the sellers under the remaining contracts will extend them if Newport's President desires to purchase some or all of the remaining lots. Newport is still seeking financing for this project, and has not purchased any lots from Newport's President.

         The following is a proposed timetable for our activities:

Present                   -obtain financing for the purchase of the Wellington
                           property

Next six to 12 months     -seek and obtain financing for the purchase of the
                           Sumter County property

                          -commence sales of Wellington lots

18 to 24 months           -complete the "development of regional impact"
                           and land use plan designation amendment procedures for Sumter County project

                          -develop our master site plans and identify all land
                           usage for Sumter County project

                          -initiate contacts with potential developers,
                           partners and commercial tenants in various sectors for Sumter County project

                          -apply for CDD status and begin accepting deposits on
                           the sale or lease of parcels for Sumter County project

                          -increase staff to seven to 10 full-time personnel and
                           10 to 12 contract professionals for Sumter County project

         If we are unable to purchase the Wellington property, we will focus our efforts solely on the Sumter County project, which is much more significant to us. If we are unable to purchase the Sumter County property, we will seek to locate an alternate property with similar development potential. We would likely seek a mixed use property in Florida in an area that is expected to experience an increase in population or property values.

NEWPORT'S HISTORY

         On October 30, 2000, a Florida corporation then known as Conservation Anglers Manufacturing, Inc. merged with First Philadelphia Capital Corp., a Delaware corporation. First Philadelphia Capital Corp. was the surviving entity in the merger, at which time it changed its name to Conservation Anglers Mfg., Inc. On January 31, 2001, Conservation Anglers Mfg., Inc. amended its certificate of incorporation to change its name to "Newport International Group, Inc.," to better reflect and describe our current strategic direction.

         Our executive offices are located at 11863 Wimbledon Circle, Suite 418, Wellington, Florida 33414, telephone number (561) 389-6725.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following is a summary of our consolidated financial statements, which are incorporated by reference into this prospectus. This summary should be read in conjunction with those financial statements.

                                     For the Six          For the Six             For the               For the
                                    Months Ended          Months Ended          Year Ended             Year Ended
                                    June 30, 2002        June 30, 2001       December 31, 2001     December 31, 2000
                                  ------------------    -----------------    ------------------    -------------------
STATEMENT OF OPERATIONS DATA:
Revenues                             $     2,054         $             --        $     3,968         $         0
Operating Expenses                       442,651                   53,443            164,871             102,969
                                     -----------         ----------------        -----------         -----------
Net (loss)                           $  (440,597)        $        (53,443)       $  (160,903)        $  (102,969)
                                     ===========         ================        ===========         ===========

SHARE DATA:
Loss per common share -
     Basic                           $     (0.07)        $          (0.01)       $     (0.03)        $     (0.02)
                                     ===========         ================        ===========         ===========
     Diluted                         $     (0.07)        $          (0.01)       $     (0.03)        $     (0.02)
                                     ===========         ================        ===========         ===========

Weighted average
     number of common
     shares outstanding -
     Basic                             6,587,992                5,000,000          5,403,702           5,000,000
                                     ===========         ================        ===========         ===========
     Diluted                           6,587,992                5,000,000          5,403,702           5,000,000
                                     ===========         ================        ===========         ===========




                                                                  As of                  As of
                                                              June 30, 2002        December 31, 2001
                                                            ------------------     ------------------
          BALANCE SHEET DATA:
          Cash                                              $        261           $      660
          Total current assets                                       n/a                  n/a
          Total assets                                      $    294,594           $  313,549
          Total current liabilities                                  n/a                  n/a
          Total liabilities                                 $    426,586           $  314,417
          Stockholders' deficit                             $  (131,992)           $    (868)


                      RISKS OF INVESTING IN NEWPORT SHARES

         Investment in our securities involves certain risks and is suitable only for investors of substantial financial means. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

COMPANY-RELATED RISKS

         WE HAVE NO OPERATING HISTORY AND A SIGNIFICANT ACCUMULATED DEFICIT ON WHICH TO BASE AN INVESTMENT DECISION IN OUR BUSINESS.

         We were formed in December 1999. Since then we have raised initial capital and developed a business plan but we have not commenced operations. As a result, we have no operating history on which you can evaluate our proposed business and our prospects. Through June 30, 2002, we had an accumulated deficit of $704,469. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot guarantee that we will be successful in accomplishing our objectives.

         WE EXPECT TO CONTINUE TO HAVE BOTH OPERATING AND NET LOSSES FOR THE FORESEEABLE FUTURE.

         We incurred losses of $440,597 for the six months ended June 30, 2002, and losses of $160,903 for the year ended December 31, 2001 because we have not commenced operations and have not generated any revenue. We expect to acquire raw land and commence operations during the next six to 12 months. The Wellington project is expected to begin producing cash flow in the next nine to 12 months; however, the Sumter project is not likely to produce cash flow from deposits for an additional six to 12 months after we acquire it, and is not likely to generate significant cash flow until after the DRI and other approvals have been obtained. We cannot estimate when cash flows from our projects will exceed cumulative losses or whether we will be able to acquire the properties at all.

         WE HAVE RAISED LIMITED CAPITAL AND WILL NEED ADDITIONAL CAPITAL TO COMMENCE OUR BUSINESS.

         To date, we have raised approximately $666,000 for working capital by selling common stock and a convertible debenture in a private placement transaction. We used and are using the funds received to date to develop our business plan, identify real estate investment opportunities, and pay expenses to prepare our required filings with the SEC. We have also received certain proposals for additional financing, none of which have as yet been accepted by us. Depending on whether we obtain the financing offered by these proposals, we will need to raise additional funds, both in the form of equity and debt, to acquire the proposed project and commence operations. We may not be able to raise this additional capital when needed or, if we are able to raise additional capital, it may not be on favorable terms. If this should occur, we would not be able to commence operations. In addition, if we raise additional funds through the issuance of common stock, or other equity or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our current shareholders and our shareholders may experience dilution.

         CURRENTLY THERE IS ONLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK, MAKING IT DIFFICULT FOR STOCKHOLDERS TO SELL OUR COMMON STOCK.

         Our common stock is currently listed for trading on the OTC Bulletin Board. Trading in our shares has been very limited to date, however. Because we lack an active public market for our common stock, the sale prices of our common stock may vary widely. Such market fluctuations may have a material adverse effect on stockholders and make it difficult for stockholders to sell our common stock.

REAL ESTATE DEVELOPMENT RISK FACTORS

         WE DO NOT HAVE THE APPROXIMATELY $15.5 MILLION NEEDED TO PURCHASE THE PROPOSED PROPERTIES AND DO NOT CURRENTLY HAVE SOURCES OF FUNDING.

         We have entered into contracts to purchase unimproved land for our proposed projects for approximately $15.5 million. We are in negotiations with certain financing sources, but have not yet secured financing for the purchase of either of the properties. If we are unable to secure both acquisition and development financing, we will be unable to purchase one or both of the properties, which may cause us to change our business plan. If we are unable to identify and obtain financing for an alternative property, we may not be able to commence operations.

         THE SUCCESS OF THE SUMTER COUNTY PROJECT DEPENDS ON THE CONSTRUCTION OF AN INTERCHANGE WITH AN INTERSTATE HIGHWAY, WHICH MAY NOT OCCUR.

         The Sumter property is dissected by an interstate highway and a flyover of State Road CR-468. Although Sumter County has indicated in writing its intention to widen State Road CR-468, we do not have any written commitment that it intends to construct a toll-free interchange with the highway at the intersection of State Road CR-468. We have informally learned that it intends to construct this interchange, which would access the proposed property, and we understand that a first draft of architectural plans for the interchange has been prepared, but there can be no assurance that the interchange will actually be built. The lack of an interchange would adversely affect the viability of the proposed project, as access to the proposed project would be severely diminished.

         WE INTEND TO ACQUIRE ONLY TWO PROPERTIES INITIALLY, WHICH WILL INCREASE THE EFFECT OF ANY DECLINE IN THE ECONOMY OF SUMTER COUNTY ON US.

         We plan to purchase two proposed properties, which will require substantially all of our resources and attention. Although we may acquire additional properties in the future, we do not have any present intention to make additional acquisitions. Our limited diversification will subject us to economic fluctuations both within the real estate industry as well as within the geographic market in which the properties are located. This limited diversification would likely increase the negative impact of any decline in the economy of Sumter County, where the largest of our proposed properties is located, on our financial condition as a whole.

         WE MAY NOT RECEIVE APPROVAL BY REGULATORS FOR OUR DEVELOPMENT APPLICATIONS, WHICH WOULD RESULT IN COSTLY DELAYS.

         We have conducted a feasibility study for the proposed Sumter County project and have gained preliminary comfort that the project can be developed as planned. We will not, however, undertake a more detailed investigation of the property until after we acquire it. Our investigation will likely include, among other things, civil engineering, traffic engineering, an archaeology study, an economic study, a community development district evaluation, a boundary and topographic survey, an environmental audit, a geo-technical survey and a wetlands assessment and delineation. Additionally, we will prepare a application for a development of regional impact, a proposed land use plan designation amendment to Sumter County's comprehensive plan, a planned-unit development zoning application, a conceptual master plan and a residential market study. Many of these studies, requirements and applications will require federal, state and local approval. There can be no assurance that the regulators will approve these studies or applications, or approve the studies or applications on terms favorable to us. The failure to obtain any approval or the imposition of significant limitations on the development of the property would adversely affect us, and in some cases, could cause us to determine not to develop the property at all. If we decide not to develop the property, we would likely seek to sell it and identify another property that provided similar development opportunities as the proposed property. If we do not develop the proposed property, it is likely that we will have to modify our business plan, possibly in significant respects that we cannot currently predict.

         THE PROJECT MAY NOT GENERATE SUFFICIENT OPERATING CASH FLOW TO MEET OPERATING EXPENSES.

         We plan to generate income from sales of land for residential development and leases of land for commercial development. Revenue will depend on a number of factors, including changes in economic conditions and may not be received at regular intervals, which could result in large swings in our revenue. Debt service payments and property holding costs are likely to be much more predictable and steady, but could increase significantly, if there are increases in costs such as real estate taxes, insurance premiums and utilities or if there are increases in interest rates. We will have no control over potential increases in these expenses. If our revenue is insufficient to meet our debt service and property holding costs, we will need to identify additional sources of funding or risk defaulting on our financing and losing the project in foreclosure.

                           FORWARD-LOOKING STATEMENTS

         Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this prospectus or that are otherwise made by us or on our behalf. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

         Differences in actual results may be caused by factors such as those discussed in "Risks of Investing in Newport Shares" as well as those discussed elsewhere in this prospectus and in our filings with the SEC.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that they will be achieved. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

                                 USE OF PROCEEDS

         We will receive no proceeds from the sale of the shares being offered by the selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

         As of the date of this prospectus, the names of our affiliates who may receive shares or options under our 2002 Stock Option and Stock Award Plan, and who may desire to sell their shares under this prospectus, are not known. These persons will be members of our board of directors and/or officers of Newport. Before any of our affiliates sells any of his or her shares received under the plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling stockholders may sell their shares of common stock in various ways and at various prices. Some of the methods by which the selling stockholders may sell their shares include:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers or makes arrangements for other brokers to participate in soliciting purchasers;

         o  privately negotiated transactions;

         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this prospectus in the over-the-counter market at prices and on terms then prevailing in the market;

         o sales under Rule 144, if available, rather than using this prospectus;

         o  a combination of any of these methods of sale; and

         o  any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling stockholders who are deemed "affiliates" of Newport will be limited in the number of shares of our common stock they may sell. In any three month period, each of our affiliates may sell a number of shares of our common stock less than or equal to 1% of our total common stock outstanding at that time. As of the date of this prospectus, our directors and executive officers are considered to be affiliates of Newport.

         When selling their shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act, by delivering a prospectus to each purchaser. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event a selling stockholder defaults under any customer agreement with brokers.

         Brokers and dealers may receive commissions or discounts from the selling stockholders or, in the event the broker-dealer acts as agent for the purchaser of the shares, from that purchaser, in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with the sales of the shares.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

         The selling shareholders and other persons participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Our certificate of incorporation, as amended, generally provides for indemnification of each director, employee or agent as long as each of these individuals acted in good faith and in a manner he or she believed to be in or not opposed to our best interests and had no reasonable cause to believe that such conduct was unlawful.

         The SEC is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus will be passed upon by Broad and Cassel, a partnership including professional associations, Boca Raton, Florida.

                                     EXPERTS

         Our Financial Statements for the years ended December 31, 2001 and 2000, and cumulative from inception, incorporated by reference into this prospectus have been incorporated herein in reliance upon the reports of Rachlin Cohen & Holtz LLP, independent certified public accountants, which have been incorporated by reference into this prospectus, and are incorporated herein upon the authority of this firm as experts in accounting and auditing.

                           INCORPORATION BY REFERENCE

         The following documents, which were previously filed with the SEC pursuant to the Securities Act and the Exchange Act, are incorporated herein by reference: (i) our Annual Report on Form 10-KSB for the year ended December 31, 2001; (ii) our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002 and June 30, 2002; and (iii) the description of our common stock under "Item 8. Description of Securities" in our Registration Statement on Form 10-SB.

         All reports and other documents subsequently filed by us pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such reports and documents.

         Any person to whom a copy of this prospectus is delivered may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than exhibits expressly incorporated by reference into such documents). Requests for such documents should be addressed to Soloman Lam, President and Chief Executive Officer, Newport International Group, Inc., 11863 Wimbledon Circle, Suite 418, Wellington, Florida 33414, telephone number: (561) 389-6725.

         You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any report or document we file, including the exhibits, at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at: http://www.sec.gov.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this Registration
Statement:

         A. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

         B. The Registrant's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2002 and June 30, 2002; and

         C. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10-SB filed with the SEC.

         In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Certificate of Incorporation, as amended, and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law.

ITEM 7.  EXEMPTION FOR REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         4.1      Form of Common Stock Certificate(1)

         4.2      2002 Stock Option and Stock Award Plan *

         5.1      Opinion of Broad and Cassel*

         23.1 Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)*

         23.2     Consent of Rachlin Cohen & Holtz LLP*

         24.1 Power of Attorney (included in the signature page of this Registration Statement)*

---------------
*    Filed herewith.

(1) Filed as an exhibit of the same number to the Registrant's Registration Statement on Form SB-2, File No. 333-68836, dated August 31, 2001.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wellington, State of Florida on the 14th day of August, 2002.

                                  NEWPORT INTERNATIONAL GROUP, INC.


                                  By:  /s/ SOLOMAN LAM
                                     -----------------------------------------
                                       Soloman Lam
                                       President and Chief Executive Officer



                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Soloman Lam, President and Chief Executive Officer, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURES                               TITLE                                                 DATE
----------                               -----                                                 ----
/s/ SOLOMAN LAM                          President, Chief Executive Officer and Director
-------------------------------          (Principal Executive, Financial and Accounting
Soloman Lam                              Officer)                                           August 14, 2002


/s/ SAMANTHA LAM                         Director
-------------------------------
Samantha Lam                                                                                August 14, 2002



/s/ SARA LAM                             Director
-------------------------------
Sara Lam                                                                                    August 14, 2002


/s/ VERNON PRIEST                       Vice President of Development and
-------------------------------         Engineering and Director
Vernon Priest                                                                               August 14, 2002


/s/ TINA GIACALONE                      Secretary and Director
-------------------------------
Tina Giacalone                                                                              August 14, 2002


                                         Vice President of Public Relations and
/s/ CLINTON BECKWITH                     Director
-------------------------------
Clinton Beckwith                                                                            August 14, 2002


/s/ REDDING STEVENSON                    Chief Operating Officer and Director
-------------------------------
Redding Stevenson                                                                           August 14, 2002


                                  EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION
-----------       -----------

4.2               2002 Stock Option and Stock Award Plan

5.1               Opinion of Broad and Cassel

23.1 Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

23.2              Consent of Rachlin Cohen & Holtz LLP

24.1 Power of Attorney (included in the signature page of this Registration Statement)